GETSTARTED
HONG KONG LIMITED

INVOICE

Gigabit (HK) Limited

Invoice Date
5 Sep 2025

Invoice Number
INV-15141

Get Started HK Limited
Suite C, Level 7, World Trust Tower, 50 Stanley Street, Central, Hong Kong

Description	Quantity	Unit Price	Amount HKD
Business Registration Renewal 2025/26 - Government fee only	1.00	2,200.00	2,200.00
Business License renewal handing fee	1.00	450.00	450.00
Annual Return NAR1 government fee - Within 42 days after the company's return date@ - Government fee only	1.00	105.00	105.00
Annual Return NAR1 Preparation & courier fee	1.00	200.00	200.00
Company Secretary Parking Service - To comply with Companies Ordinance - Parking service with TCSP holder	1.00	1,400.00	1,400.00
Registered Address Parking Service - Receive Mails - Email notification for pick up - Hold mails for up to 60 days	1.00	1,400.00	1,400.00
		Subtotal	5,755.00
		TOTAL HKD	**5,755.00**

Due Date: 5 Sep 2025
Notes / Terms

Thank you for your business. All sales are final and GSHK has a no refund policy.

For Company Formation, client shall note that company setup does not automatically come with a bank account. Banks have sole and final discretion in approving account opening and the decision is beyond control of GSHK.

For Company Renewal, Government fee will increase after the prescribed statutory period. Client will have to bear the difference when it is a late renewal.

By payment of this invoice, you agree to our standard terms and conditions of sale, as available at https://getstarted.hk/terms/

Should you have any questions in regard to this invoice, please feel free to contact GSHK Team at (852)28137600. As a reminder, clients shall cover bank charges for both recipient and remittance bank.

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